Aetna Life Insurance and Annuity Company

                                   Endorsement


The Contract and Certificate are endorsed as follows.

Under the heading General Definitions, add the following as the last sentence in the section titled Funds:

     Each Aetna GET Fund series is a separate Fund.

Under the heading General Definitions, add the following:

     Aetna GET Fund Offering Period (Offering Period)

     The period, usually from one to three months, during which the Contract Holder/Certificate Holder, whichever is applicable, may transfer or deposit amounts to an Aetna GET Fund series. Each Aetna GET Fund series has a specified Offering Period. Amounts transferred or deposited prior to the date on which the Guaranteed Period begins are invested in money market instruments.

     Aetna reserves the right to state the minimum amount a Contract

     Holder/Certificate Holder, whichever is applicable, may transfer or deposit to each Offering Period. Aetna also reserves the right to extend an Offering Period or accept transfers or deposits to an Aetna GET Fund series during the series' Guaranteed Period.

     Aetna GET Fund Guaranteed Period (Guaranteed Period)

     For each Aetna GET Fund series, the period for which the Aetna GET Fund Guarantee applies. The Guaranteed Period ends on the Maturity Date.

     Aetna GET Fund Maturity Date (Maturity Date)

     The date on which a series' Guaranteed Period ends and GET Fund Record Units for the series are liquidated.

In Section III. Contributions, Current Value and Surrender Provisions, add the following:

     Aetna GET Fund Offering Period

     Aetna will specify a minimum total asset amount required at the end of an Offering Period to offer an Aetna GET Fund series. If the minimum is not achieved, Aetna reserves the right to not start the Guaranteed Period.

     If an Aetna GET Fund series is terminated, Aetna will send written notification of the termination to all Participants who have made transfers or deposits to that Aetna GET Fund series. Notice will be mailed no later than 15 calendar days after the end of the Offering Period. Participants then have 45 days from the end of the Offering Period to redirect amounts in the terminated Aetna GET Fund series to one or more investment options available under the Contract. During this time, GET fund assets are invested in money market instruments. If no election is made by the end of the 45-day period, at the next Valuation Period, Aetna will transfer the amount in the terminated Aetna GET Fund series to the money market fund.

     Aetna reserves the right to specify a maximum total asset amount for an Aetna GET Fund series. If the maximum is achieved, Aetna also reserves the right to set a date on which it will stop accepting transfers or deposits for that Aetna GET Fund series. Aetna will announce the date on which it will stop accepting transfers and deposits ten calendar days prior to that date.

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     Aetna GET Fund Guarantee

     On the Maturity Date of each Aetna GET Fund series, the GET Fund Record Unit Value for that series will not be less than the GET Fund Record Unit Value determined at the close of business on the last day of the Offering Period. If necessary, Aetna will transfer funds from its General Account to the Aetna GET Fund series to offset any shortfall in the GET Fund Record Unit Value. The Aetna GET Fund Guarantee does not apply to withdrawals or transfers made before the Maturity Date.

     If Aetna GET Fund Record Units are adjusted at any time during an Aetna GET Fund Guaranteed Period, the Aetna GET Fund Guarantee will be restated. The restated Aetna GET Fund Guarantee will be calculated so that it is equivalent to the original Aetna GET Fund Guarantee for that series.

     Aetna GET Fund Maturity Date

     Prior to the Maturity Date for each Aetna GET Fund series, Aetna sends a written notice of the date to all Contract Holders/Certificate Holders, whichever are applicable, who have Current Value in that series. Contract Holders/Certificate Holders must then inform Aetna of the investment option(s) to which to transfer that Current Value. If a Contract Holder/Certificate Holder does not make an election, on the Maturity Date Aetna will transfer the Current Value to the then available Aetna GET Fund series' Offering Period. If no Offering Period is available, Aetna will transfer the Current Value to the fund or funds designated by Aetna.

Add the following subsection to the section titled Net Return Factor(s) - Separate Account:

     (f) Minus a fee for the Aetna GET Fund Guarantee which is deducted daily during the Guaranteed Period. The fee, which is determined prior to the beginning of each series' Offering Period, is as shown on Contract
         Schedule I.

Add the following paragraph to the section titled Transfer of Current Value from the Funds or AG Account During the Accumulation Period:

     A transfer or withdrawal from an Aetna GET Fund series before the Maturity Date will be based on the GET Fund Record Unit Value for the next Valuation Period following the date on which Aetna receives a transfer request in good order at its home office.

On Contract Schedule I, add the following under the heading Separate Account:

     Charge for Aetna GET Fund Guarantee

     The daily charge for the Aetna GET Fund Guarantee will be at an annual rate of [0.25%]

Endorsed and made part of the Contract or Certificate on the Effective Date.


                                      /s/ Thomas J. McInnerney

                                      President
                                      Aetna Life Insurance and Annuity Company